Exhibit 2.1

(Translation)

SHARE HANDLING REGULATIONS

ADVANTEST CORPORATION

SHARE HANDLING REGULATIONS

CHAPTER  I.    GENERAL PROVISIONS

Article 1  (Purpose)

Matters related to the procedures of execution of shareholders’ rights, and the handling and fees of shares of Advantest Corporation (the “Company”) shall be governed by these Share Handling Regulations pursuant to the provisions of the Articles of Incorporation of the Company, in addition to the provisions set forth by Japan Securities Depository Center, Inc. (“JASDEC”) and the securities companies or other account management institutions at which the Company’s shareholders hold their respective transfer accounts (each a “Securities Company”).

Article 2  (Share Registration Agent)

The share registration agent (the “Share Registration Agent”) of the Company and the handling office thereof (the “Handling Office”) shall be as follows:

Share Registration Agent:

Tokyo Securities Transfer Agent Co., Ltd.

6-2, Otemachi 2-chome, Chiyoda-ku, Tokyo

Handling Office:

The head office of Tokyo Securities Transfer Agent Co., Ltd.

6-2, Otemachi 2-chome, Chiyoda-ku, Tokyo

CHAPTER  II.    RECORDING IN THE SHAREHOLDERS’ REGISTER

Article 3  (Recording in the Shareholders’ Register)

1.	Changes to the items registered in the shareholders’ register (the “Shareholders’ Register”) shall be made by a notice from JASDEC such as the general shareholders notification (excluding the notices set forth in Article 154, Paragraph 3 of the Act on Transfer of Bonds, Shares, etc., the “Individual Shareholder Notification”).
2.	In addition to the preceding paragraph, changes to the items registered in the Shareholders’ Register shall be made without notice from JASDEC in the event of issuance of new shares, or as otherwise provided by laws and regulations.
3.	Entries in the Shareholders’ Register shall be recorded using the letters and symbols specified by JASDEC.

Article 4  (Notification Concerning Recorded Items in Shareholders’ Register)

Each shareholder shall submit a notification of his/her name or corporate name and address through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change thereto.

Article 5  (Representative of Corporation)

Any shareholder that is a corporation shall designate one (1) representative and submit a notification of such representative’s name through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change to such representative.

Article 6  (Representative for Joint Shareholder)

Any shareholder who jointly own shares shall designate one (1) representative and submit a notification of such representative’s name or corporate name and address through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change to such representative.

Article 7  (Statutory Agent)

Any parental authority, guardian or other statutory agent of shareholders shall submit a notification of his/her name or corporate name and addresses through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change thereto.

Article 8  (Notification of Address at which the Non-Resident Shareholder will Receive Notice)

Any non-resident shareholder and registered pledgee of shares residing abroad or their statutory agent shall appoint a standing proxy in Japan, or designate an address in Japan at which they will receive notices, and submit a notification of the name or corporate name and address of their standing proxy or the place at which notices are to be received through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC. The same shall apply in the case of any change in such matters.

Article 9  (Method of Verification of Notifications Made through JASDEC)

Notifications submitted to the Company by a shareholder through their Securities Company and JASDEC shall be deemed to have been made by such shareholder.

CHAPTER  III.    CONFIRMATION OF SHAREHOLDERS

Article 10  (Confirmation of Shareholders)

1.	When a shareholder (including a shareholder who has made an Individual Shareholder Notification) makes a request or exercise the rights as a shareholder (a “Request”), the shareholder shall attach or submit documentation evidencing that such Request is being made in accordance with such shareholder’s intent (the “Documentary Evidence”). Notwithstanding, if the Company is able to confirm that a Request is being made directly by the shareholder, the Documentary Evidence will not be necessary.
2.	If a shareholder makes a Request against the Company through their Securities Company and JASDEC, such Request will be considered to have been made directly by the shareholder, and the Documentary Evidence shall not be required.
3.	If a shareholder makes a Request through an agent, such agent shall attach a power of attorney either signed by the shareholder or with his or her name and seal affixed, in addition to the procedures set forth in Paragraphs 1 and 2 above. The power of attorney shall state the name or corporate name and address of the person to whom authority has been granted.
4.	The provisions of Paragraphs 1 and 2 above shall also apply mutatis mutandis to the agent.

CHAPTER  IV.    PROCEDURES FOR EXERCISING SHAREHOLDERS’ RIGHTS

Article 11  (Minority Shareholders’ Rights)

In the event that a minority shareholder exercises those rights which are set forth in Article 147, Paragraph 4 of the Act on Transfer of Bonds, Shares, etc., directly against the Company, such shareholder shall exercise his or her rights by attaching written documentation bearing the signature or the name and seal of the shareholder, together with a receipt for an Individual Shareholder Notification.

CHAPTER  V.    PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 12  (Request for Purchase of Shares Constituting Less Than One Unit)

If any shareholder requests the Company to purchase those shares constituting less than one unit that he or she holds, such shareholder shall submit the request through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC.

Article 13  (Effective Date of Request for Purchase of Shares Constituting Less Than One Unit)

The request for purchase of shares constituting less than one unit shall be effective on the day when the documentation pertaining to the request for purchase is received at the Handling Office of the Share Registration Agent.

Article 14  (Purchase Price of Shares Constituting Less Than One Unit)

1.	The purchase price of shares constituting less than one unit, the purchase of which has been requested in accordance with the provisions of the preceding articles, shall be equal to the amount to be obtained by multiplying the purchase price per share as provided for under Paragraph 2 below by the number of shares constituting less than one unit the purchase of which has been requested.
2.	The purchase price per share of shares constituting less than one unit, the purchase of which has been requested, shall be equal to the closing price per share at which the shares of the Company are sold on the Tokyo Stock Exchange on the day when the request for the purchase as provided for in the preceding article is received at the Handling Office of the Share Registration Agent as set forth in Article 2 above, and should no sales transaction be performed on the shares of the Company on the said day then the price per share at which the shares of the Company are first sold at the said stock Exchange thereafter.

Article 15 (Payment of Purchase Price of Shares Constituting Less Than One Unit)

1.	Unless otherwise separately provided for by the Company, the amount of the money payable for the shares constituting less than one unit, the purchase of which has been requested, shall be paid by depositing money into a bank savings account which is designated by the person who requested the purchase of shares or by cash payment at Japan Post Bank Co., Ltd. on the fourth business day from the day when the purchase price per share is fixed as provided for under Paragraph 2 of the preceding article; provided, that should the purchase price per share be a price which reflects the right to receive dividends from surplus or distribution of new shares by stock split, the payment shall be made on or before the record date thereof.
2.	On paying the purchase price of shares constituting less than one unit under the preceding paragraph, the fee as set forth in Article 24 below shall be deducted.

Article 16  (Transfer of Purchased Shares Constituting Less Than One Unit)

The shares purchased in accordance with the provisions for the purchase of shares constituting less than one unit shall transfer to the account of the Company in accordance with the preceding article on the day on which the payment of the purchase price is made or the payment procedures has been completed.

CHAPTER  VI.    SALE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 17  (Method of Request for Sale)

If any shareholder holding shares constituting less than one unit requests the Company to sell such shareholder the number of shares needed to make one unit when added with the less than one unit already held by such shareholder (a “Request for Sale”), such shareholder shall submit the request through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC.

Article 18  (Request for Sale of Shares Exceeding the Number of Treasury Stock)

If the aggregate number of shares the sale of which has been requested on any one day exceeds the number of treasury stock reserved by the Company for the Request for Sale, no such Request for Sale made on that day shall become effective.

Article 19  (Effective Date of Request for Sale)

The Request for Sale of shares constituting less than one unit shall become effective on the day on which such request is received by the Handling Office of the Share Registration Agent.

Article 20  (Suspension Period of Request for Sale)

1.	The Company shall suspend acceptance of the Request for Sale every year during (i) the period commencing the tenth business day prior to March 31 and ending on March 31, (ii) the period commencing the tenth business day prior to September 30 and ending on September 30, and (iii) the period commencing the tenth business day prior to the shareholder record date and ending on such shareholder record date that are provided by JASDEC.
2.	Notwithstanding the immediately preceding paragraph, the Company may establish any other period to suspend acceptance of the Request for Sale whenever the Company deems it necessary.

Article 21  (Determination of Sale Price)

1.	The sale price per share shall be the last selling price per share of the Company on the Tokyo Stock Exchange on the effective date of the Request for Sale; provided, that if no share of the Company was traded on the Tokyo Stock Exchange on such date or such date was not a business day of the Tokyo Stock Exchange, the sale price shall be the price at which the shares of the Company are first traded subsequent thereto.
2.	The sale price shall be calculated by multiplying the sale price per share stipulated in the immediately preceding paragraph by the number of shares for which the Request for Sale has been made.

Article 22  (Transfer of Shares Sold)

The Company shall submit an application to transfer those treasury stock sold by the Company pursuant to a Request for Sale to the transfer account of the shareholder making the Request for Sale on the day on which the Company confirms that such shareholder has deposited, through their Securities Company and in accordance with the provisions set forth by JASDEC, into the bank account designated by the Company, the sale price for the relevant shares and the accompanying fees as prescribed in Article 24.

CHAPTER VII.    SPECIAL CASE FOR SPECIAL ACCOUNTS

Article 23  (Special Case for Special Accounts)

Matters relating to special accounts, including the verification of the identity of any shareholder who has opened a special account, shall be administered in accordance with the provisions set forth by JASDEC and the provisions set forth by the institution managing such special account.

CHAPTER VIII.    FEES

Article 24  (Fees)

The fee for the purchase or sale of shares constituting less than one unit shall be equal to the amount obtained by proportionally dividing the brokerage fee for purchase or sale of one unit of shares of the Company at the purchase price per share determined in accordance with Article 14, Paragraph 2 or the sale price per share determined in accordance with Article 21, Paragraph 1, which fee shall be separately decided by the Company, by the number of shares constituting less than one unit relating to the request for purchase or sale.

SUPPLEMENTARY PROVISIONS

Article 1  (Application for Removal by Shareholders who Registered Lost Share Certificates)

Shareholders who registered their lost share certificates shall submit an application form to apply for removal of such registration (the “Application Form”).

Article 2  (Application for Removal by Shareholders who Hold Lost Share Certificates)

Shareholders who hold lost share certificates shall submit such share certificates and an identification document of the applicant together with the Application Form.

Article 3  (Application of Provisions Concerning Reports)

Shareholders who registered their lost share certificates shall submit an application to the Handling Office of the Shareholder Register Administrator to change the description or record on the register of the lost share certificates, by applying mutatis mutandis the provisions in Articles 4 through 8.

Article 4  (Transitional Measure)

Articles 1 through 4 of these Supplementary Provisions shall be deleted on January 5, 2010.

Article 5

These Share Handling Regulations shall be established or amended upon the proposal of the Manager of General Affairs Department and by resolution of the meeting of the Board of Directors.

Article 6

These Share Handling Regulations have been amended on January 5, 2009.

(End of Document)